UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 22, 2008

Nature Vision, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

1480 Northern Pacific Road
Brainerd, Minnesota 56401
(Address of Principal Executive Offices and Zip Code)

(218) 825-0733
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Appointment of New Chief Financial Officer.

On September 22, 2008, Nature Vision, Inc. (the “Company”) appointed Robert P. King, 58, as its new Chief Financial Officer and Secretary.  Mr. King commenced employment with the Company on September 22, 2008, pursuant to the following terms and conditions:

●
Mr. King will receive a starting salary of $155,000 per year. For the 2009 fiscal year, Mr. King will be eligible to participate in the Company’s compensation and bonus plan similar to that of the 2008 Cash Bonus Plan and the Long Term Incentive Compensation.

●
Mr. King will be granted an option to purchase 30,000 shares of the Company’s common stock pursuant to the Company’s stock option plan.  The exercise price equals the per share closing price on the NASDAQ Capital Market for September 22, 2008.  The option will vest one-third each year for three years and have a term of five years.

●	Mr. King’s employment will be at-will, meaning that either the Company or Mr. King may terminate the employment relationship at any time and for any reason, with or without notice.

In addition, Mr. King and the Company also entered into a standard Proprietary Information and Inventions Agreement (the “Invention Agreement”), effective as of September 22, 2008. Under the terms of the Invention Agreement, Mr. King will be bound to keep confidential certain information relating to the Company’s business and operations during and after his employment with the Company. The Company will also be entitled to own all rights relating to the inventions, trade secrets, ideas or original works of authorship that Mr. King conceives, develops, discovers or makes during Mr. King’s employment that relate to the Company’s business, research or development or that are made through the use of the Company’s equipment or time.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2008, Robert King, 58, was appointed as the Secretary and Chief Financial Officer of the Company. Mr. King assumed his new role on September 22, 2008. The material terms of Mr. King’s employment are set forth under Item 1.01 above.

From October, 2007 to September, 2008, Mr. King worked as a business consultant providing financial and operational services to a variety of businesses.  During 2007, Mr. King served as Vice President of Finance of a multi-plant metal manufacturing division of IMI, PLC, a U.K.-based publicly traded manufacturing conglomerate. From 2000 to 2006, Mr. King held several management positions, including Chief Financial Officer and President, of Imperial Custom Molding, Inc., a plastics manufacturer, where his responsibilities included financial reporting, banking relations and strategic leadership of the company.  Prior to that, Mr. King served as the General Manager for Vialog, Inc., a telecommunication company, from 1998 to 1999.  During earlier part of his career, Mr. King held the positions of Chief Financial Officer and Controller in public and private companies in a variety of industries, including consumer food products and transportation.

Item 8.01 Other Events.

On September 22, 2008, Nature Vision agreed to engage Dalvey Corporation to act as its adviser for matters relating to its financial capitalization and possible acquisitions.   Dalvey Corporation’s principal, David Dalvey, has over twenty years of corporate finance and investment experience in growth oriented equity investments, and has completed over 100 transactions amounting to close to $2 billion in total value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.
Date: September 24, 2008
/s/ Jeffrey P. Zernov
Jeffrey P. Zernov
Chief Executive Officer